UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2013, Zalicus Inc. (the "Company") entered into amendments to the employment agreements with two of its executive officers: Justin Renz, Executive Vice President, Chief Financial Officer and Treasurer and Jason Cole, Executive Vice President, Corporate Development and General Counsel. The purpose of the amendments was solely to extend the amount and duration of severance benefits from 12 months to 18 months. A summary of the provisions of the employment agreements of Mr. Renz and Mr. Cole, that were amended on January 4, 2013 are below.

Mr. Renz is employed by the Company pursuant to an employment agreement, as amended. Either Mr. Renz or the Company may terminate his employment for any reason. If the Company terminates Mr. Renz's employment without cause or if Mr. Renz terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 18 months of his then current base salary, 18 months of the premium cost of participation in the Company's medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event the Company terminates Mr. Renz without cause or Mr. Renz terminates for good reason following a change of control, Mr. Renz would be entitled to the same severance benefits provided above.

Mr. Cole is employed as Executive Vice President, Corporate Development and General Counsel of the Company pursuant to an employment agreement, as amended. Either Mr. Cole or the Company may terminate his employment for any reason. If the Company terminates Mr. Cole's employment without cause or if Mr. Cole terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 18 months of his then current base salary, 18 months of the premium cost of participation in the Company's medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event the Company terminates Mr. Cole without cause or Mr. Cole terminates for good reason following a change of control, Mr. Cole would be entitled to the same severance benefits provided above.

The description of the amendments to the employment agreements of Mr. Renz and Mr. Cole are qualified in their entirety by the full text of the documents effecting such amendments, which are filed herewith as Exhibits 10.1 and 10.2.

Additional information regarding compensation of the Company's executive officers and directors will be provided in the Company's proxy statement to be filed with the Securities and Exchange Commission in connection with the Company's 2013 Annual Meeting of Stockholders.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated as of January 4, 2013, between the Company and Mr. Justin Renz.
10.2	Amendment No. 2, dated as of January 4, 2013, to the letter agreement between the Company and Mr. Jason Cole, dated as of January 23, 2006 and amended as of December 15, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Jason Cole
Name: Jason Cole
Title: Executive Vice President, Corporate Development and General Counsel

Dated: January 9, 2013

Index to Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated as of January 4, 2013, between the Company and Mr. Justin Renz.
10.2	Amendment No. 2, dated as of January 4, 2013, to the letter agreement between the Company and Mr. Jason Cole, dated as of January 23, 2006 and amended as of December 15, 2008.